Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-196801 and 333-196801-04

Free Writing Prospectus dated October 15, 2015

$952,700,000

Ford Credit Auto Lease Trust 2015-B

Issuing Entity or Trust

Ford Credit Auto Lease Two LLC Depositor	Ford Motor Credit Company LLC Sponsor and Servicer

The depositor has prepared a prospectus supplement to the prospectus dated October 15, 2015, which together describe the notes to be issued by the trust.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch	S&P
Class A-1 notes	F1+sf	A-1+ (sf)
Class A-2a notes	AAAsf	AAA (sf)
Class A-2b notes	AAAsf	AAA (sf)
Class A-3 notes	AAAsf	AAA (sf)
Class A-4 notes	AAAsf	AAA (sf)
Class B notes	AAsf	AA+ (sf)
Class C notes	NR	NR

Bradesco BBI
Credit Agricole Securities
Goldman, Sachs & Co.
J.P. Morgan

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling toll free 1-866-807-6030.